SECOND AMENDMENT TO BYLAWS

The undersigned, being the Secretary of Basic Earth Science Systems, Inc., a Delaware corporation (the “Company”), hereby certifies that the Company’s Bylaws, dated July 15, 1986, as amended February 4, 2009, were amended by a resolution of the Board of Directors of the Company (the “Board of Directors”), adopted on September 28, 2009, as follows:

1.           Article V, Section 1 of the Bylaws of the Company is hereby deleted in its entirety and replaced by the following provision:

“SECTION 1.  CERTIFICATES OF STOCK. --- The shares of capital stock of the corporation shall be represented by certificates, unless the Board of Directors provides by resolution or resolutions that some or all of the shares of any class or classes, or series thereof, of the corporation’s capital stock shall be uncertificated.  Notwithstanding the adoption of any such resolution or resolutions by the Board of Directors providing for uncertificated shares, to the extent required by law, every holder of capital stock of the corporation represented by certificates, and upon request, every holder of uncertificated shares, shall be entitled to a certificate representing such shares.  Certificates for shares of stock of the corporation shall be issued under the seal of the corporation, or a facsimile thereof, and shall be numbered and shall be entered in the books of the corporation as they are issued.  Each certificate shall bear a serial number, shall exhibit the holder’s name and the number of shares evidenced thereby, and shall be signed by the chairman of the Board of Directors or a vice chairman, if any, or the president, if any, or any vice president, and by the secretary.  Any or all of the signatures on the certificate may be a facsimile.  If any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, the certificate may be issued by the corporation with the same effect as if such person or entity were such officer, transfer agent, or registrar at the date of issue.”

2.           Article V, Section 3 of the Bylaws of the Company is hereby deleted in its entirety and replaced by the following provision:

“SECTION 3.  TRANSFER OF SHARES. --- Certificated shares of the corporation will only be transferred on its books upon the surrender to the corporation of the share certificates duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.  The surrendered certificates shall be canceled, new shares issued to the person entitled to them and the transaction recorded on the books of the corporation.  Uncertificated shares will only be transferred on the books of the corporation upon the written instruction from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock.”

Dated:  September 28, 2009
Ray Singleton
Secretary of Basic Earth Science Systems, Inc.